Exhibit 5.1

Baker & McKenzie LLP 452 Fifth Avenue New York, NY 10018 United States Tel: +1 212 626 4100 Fax: +1 212 310 1600 www.bakermckenzie.com

November 2, 2026

Kimberly-Clark Corporation

P.O. Box 619100

Dallas, Texas 75261-9100

Re: Kimberly-Clark Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

As counsel to Kimberly-Clark Corporation, a Delaware corporation (the “Company”), we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “SEC”) on or about November 2, 2026, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 20,100,000 shares (the “Shares”) of the Company’s common stock, par value $1.25 per share (“Common Stock”), in connection with the Company’s acquisition of Kenvue Inc. (“Kenvue”), pursuant to the terms of that certain Agreement and Plan of Merger, dated as of November 2, 2025, by and among the Company, Kenvue, Vesta Sub I, Inc. and Vesta Sub II, LLC, through a series of mergers (collectively, the “Kenvue Merger”), and comprising up to (i) an additional 12,000,000 Shares issuable under the Kimberly-Clark Corporation 2021 Equity Participation Plan (as amended and restated, the “Plan”) pursuant to the exercise or settlement of certain nonqualified stock options (“Plan Substitute Options”), time-based restricted stock units (“Plan Substitute RSUs”) and time-based restricted stock units granted in replacement of Kenvue performance-based restricted stock units (“Plan Replacement RSUs” and, together with the Plan Substitute Options and Plan Substitute RSUs, the “Plan Substitute/Replacement Awards”), (ii) an additional 5,000,000 Shares, subject to issuance by the Company upon exercise or settlement of awards to be granted under the Plan, in connection with an amendment and restatement of the Plan to allow for an increase in the number of shares of Common Stock reserved for issuance thereunder as a result of the Company’s assumption of the available share reserve under the Kenvue Inc. Long-Term Incentive Plan, (iii) 3,000,000 Shares issuable pursuant to the exercise or settlement of certain nonqualified stock options (“Non-Plan Substitute Options”), time-based restricted stock units (“Non-Plan Substitute RSUs”) and time-based restricted stock units granted in replacement of Kenvue performance-based restricted stock units (“Non-Plan Replacement RSUs” and, together with the Non-Plan Substitute Options and Non-Plan Substitute RSUs, the “Non-Plan Substitute/Replacement Awards”) and (iv) 100,000 Shares issuable pursuant to the settlement of certain deferred stock units (“Substitute DSUs” and, collectively with the Plan Substitute/Replacement Awards and the Non-Plan Substitute/Replacement Awards, the “Substitute/Replacement Awards”).

We have reviewed a copy of the Plan, the forms of Substitute/Replacement Awards and the Registration Statement, and we have examined the originals or copies, certified or otherwise identified to our satisfaction, of certain resolutions of the Company’s Board of Directors and the committees thereof relating to the Plan, the Substitute/Replacement Awards and the Registration Statement (the “Resolutions”), other records of the Company, agreements and certificates of officers or other representatives of the Company and others, and public documents and such other documents as we have deemed relevant or necessary as the basis of the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied certified copies and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company, public officials and others.

In connection with our opinion expressed below, we have assumed that the aggregate number of Shares issued upon exercise or settlement of the applicable Substitute/Replacement Awards will not exceed the applicable award grant amounts approved in the Resolutions.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly and validly authorized and, when issued and sold by the Company in accordance with, as applicable, the terms of the Plan and the applicable Plan Substitute/Replacement Award or other applicable form of award agreement under the Plan or the terms of the applicable Non-Plan Substitute/Replacement Award or Substitute DSU, against the Company’s receipt of payment therefor (in an amount and type of consideration not less than the par value per Share), and duly registered on the books of the transfer agent and registrar for the Shares in the name or on behalf of the holders thereof, will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the General Corporation Law of the State of Delaware as now in effect.

This opinion letter shall be interpreted in accordance with customary practice of United States lawyers who regularly give opinions in transactions of this type.

This opinion letter is limited to the matters stated herein and expressed as of the date hereof. No opinion is implied or may be inferred beyond the matters expressly stated and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in the applicable laws. We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to all references to us, if any, in the Registration Statement, the prospectuses constituting a part thereof and any amendments thereto. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

/s/ BAKER & McKENZIE LLP

BAKER & McKENZIE LLP